Exhibit 99.1

November 20, 2019
For 6:00 am ET Release

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS
-- Diluted Earnings Per Share of $1.36 --
-- Adjusted Diluted Earnings Per Share1 of $1.41--
-- Announces Restructuring of Canadian Operations --
-- Updates Fiscal 2019 Business Outlook to Raise Adjusted Operating Margin1 and Adjusted EPS1 Ranges --

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.0 billion and diluted earnings per share of $1.36 for the quarter ended Nov. 1, 2019, which included non-cash pre-tax charges of $53 million further described below, compared to net earnings of $629 million and diluted earnings per share of $0.78 in the third quarter of 2018. Excluding the impact of these charges, adjusted diluted earnings per share1 increased 35.6 percent to $1.41 from adjusted diluted earnings per share1 of $1.04 in the third quarter of 2018.

The $53 million non-cash pre-tax charges referenced above resulted from the company initiating a strategic review of its Canadian operations during the third quarter. This review led to long-lived asset impairments and a change to the Canadian leadership team in the third quarter. Based on the findings of the strategic review, in the fourth quarter, the company decided to take the following actions to improve future sales performance and profitability:

•	Close 34 underperforming stores in Canada;

•	Undertake a process to simplify multiple Canadian store banners to drive efficiency and reduce operational complexity;

•	Reorganize the corporate support structure across Canada to more efficiently serve stores; and

•	Rationalize the product assortment across the simplified Canadian store banners, to present a more coordinated assortment to the customer.

Additional pre-tax operating costs and charges of $175 to $225 million consisting of inventory liquidation, accelerated depreciation and amortization, severance and other costs are expected to be incurred in the fourth quarter of 2019, and have been reflected in the Company’s updated GAAP business outlook.

Sales for the third quarter were $17.4 billion and consolidated comparable sales increased 2.2 percent. Comparable sales for the U.S. home improvement business increased 3.0 percent.

“We were pleased with the performance of our U.S. home improvement stores, which reflects a solid macroeconomic backdrop and continued progress in our transformation driven by investments in customer experience, improved merchandise category performance, and continued growth of our Pro business. Due to improved execution, we delivered strong earnings per share growth, and as a result, we are raising our adjusted earnings per share and adjusted operating income guidance for 2019,” commented Marvin R. Ellison, Lowe’s president and CEO.

“Although we still have work to do, I am confident we are on the right path to build a better Lowe’s and generate long-term profitable growth. We are committed to the Canadian market and are taking decisive action to improve the performance and profitability of our Canadian operations. We also have a detailed roadmap and a very experienced team in place to repair our Lowes.com business. As we enter the fourth quarter, we are building strong momentum in the U.S. and are well positioned to deliver strong topline performance, while also driving margin improvement and operational efficiency. We are excited about the progress we’ve made and the opportunity that lies ahead. I would like to thank our associates for their commitment and dedication to serving our customers and communities,” added Ellison.

1 Adjusted operating margin and adjusted diluted earnings per share are non-GAAP financial measures. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as a reconciliation between the Company’s GAAP and non-GAAP financial results.

Delivering on its commitment to return excess cash to shareholders, the Company repurchased $835 million of stock under its share repurchase program and paid $428 million in dividends in the third quarter.

As of Nov. 1, 2019, Lowe’s operated 2,004 home improvement and hardware stores in the United States and Canada representing 208.9 million square feet of retail selling space.

A conference call to discuss third quarter 2019 operating results is scheduled for today (Wednesday, Nov. 20) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2019 Earnings Conference Call Webcast. Supplemental materials will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until Feb. 25, 2020.

Lowe’s Business Outlook

The Company has updated its GAAP business outlook to reflect pre-tax operating costs and charges associated with its Canadian restructuring, as well as its expectations for fourth quarter operating results.

The Company has raised its 2019 adjusted operating margin1 and adjusted diluted earnings per share1 outlook, reflecting its expectations for fourth quarter operating results.

Fiscal Year 2019 (comparisons to fiscal year 2018)

•	Total sales are expected to increase approximately 2 percent.

•	Comparable sales are expected to increase approximately 3 percent.

•	Operating income as a percentage of sales (operating margin) is expected to increase 290 to 320 basis points.

•	Adjusted operating income as a percentage of sales (adjusted operating margin1) is expected to increase 40 to 60 basis points.

•	The effective income tax rate and adjusted effective income tax rate are expected to be approximately 24%.

•	The target leverage ratio is 2.75x, therefore the Company expects to repurchase approximately $4 billion of stock.

•	Diluted earnings per share of $5.35 to $5.47 are expected for the fiscal year ending Jan. 31, 2020.

•	Adjusted diluted earnings per share[1] of $5.63 to $5.70 are expected for the fiscal year ending Jan. 31, 2020.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe’s plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions by Lowe’s and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts.  Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, recently enacted, proposed or threatened tariffs, disruptions caused by our recent management and key personnel changes, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency, and otherwise successfully execute on our strategy and implement our strategic initiatives, including acquisitions, dispositions and the closing of certain stores and facilities; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from system outages, data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax, environmental issues or privacy and data protection; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers. In addition, we could experience impairment losses and other charges if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions and dispositions, potential risks include the effect of such transactions on Lowe’s and the target company’s or operating business’s strategic relationships, operating results and businesses generally; our ability to integrate or divest personnel, labor models, financial, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing or decreasing the scope, geographic diversity and complexity of our operations; significant integration or disposition costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States and Canada. With fiscal year 2018 sales of $71.3 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ approximately 300,000 associates. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

###

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Heather Hollander	Jackie Pardini Hartzell
	704-758-3579	704-758-4317
	heather.hollander@lowes.com	jaclyn.pardini@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Nine Months Ended
	November 1, 2019		November 2, 2018		November 1, 2019		November 2, 2018
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$17,388	100.00	$17,415	100.00	$56,121	100.00	$55,662	100.00
Cost of sales	11,748	67.56	12,038	69.12	38,159	67.99	37,653	67.64
Gross margin	5,640	32.44	5,377	30.88	17,962	32.01	18,009	32.36
Expenses:
Selling, general and administrative	3,772	21.69	3,997	22.95	11,682	20.82	12,315	22.13
Depreciation and amortization	310	1.79	423	2.43	924	1.65	1,108	1.99
Operating income	1,558	8.96	957	5.50	5,356	9.54	4,586	8.24
Interest - net	177	1.02	153	0.88	508	0.90	467	0.84
Pre-tax earnings	1,381	7.94	804	4.62	4,848	8.64	4,119	7.40
Income tax provision	332	1.90	175	1.01	1,077	1.92	981	1.76
Net earnings	$1,049	6.04	$629	3.61	$3,771	6.72	$3,138	5.64

Weighted average common shares outstanding - basic	769		806		782		815
Basic earnings per common share (1)	$1.36		$0.78		$4.81		$3.84
Weighted average common shares outstanding - diluted	770		807		783		816
Diluted earnings per common share (1)	$1.36		$0.78		$4.80		$3.83
Cash dividends per share	$0.55		$0.48		$1.58		$1.37

Retained Earnings
Balance at beginning of period	$2,439		$5,517		$3,452		$5,425
Cumulative effect of accounting change	—		—		(263)		33
Net earnings	1,049		629		3,771		3,138
Cash dividends declared	(423)		(387)		(1,233)		(1,115)
Share repurchases	(827)		(603)		(3,489)		(2,325)
Balance at end of period	$2,238		$5,156		$2,238		$5,156

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,046 million for the three months ended November 1, 2019 and $628 million for the three months ended November 2, 2018. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $3,760 million for the nine months ended November 1, 2019 and $3,128 million for the nine months ended November 2, 2018.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Nine Months Ended
	November 1, 2019		November 2, 2018		November 1, 2019		November 2, 2018
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$1,049	6.04	$629	3.61	$3,771	6.72	$3,138	5.64
Foreign currency translation adjustments - net of tax	24	0.13	(21)	(0.13)	60	0.11	(176)	(0.32)
Other	(1)	—	(1)	—	(15)	(0.03)	(1)	—
Other comprehensive income/(loss)	23	0.13	(22)	(0.13)	45	0.08	(177)	(0.32)
Comprehensive income	$1,072	6.17	$607	3.48	$3,816	6.80	$2,961	5.32

Lowe’s Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		November 1, 2019	November 2, 2018	February 1, 2019
Assets
Current assets:
Cash and cash equivalents		$794	$1,668	$511
Short-term investments		127	208	218
Merchandise inventory - net		13,716	12,365	12,561
Other current assets		1,025	897	938
Total current assets		15,662	15,138	14,228
Property, less accumulated depreciation		18,371	18,923	18,432
Operating lease right-of-use assets		3,873	—	—
Long-term investments		363	290	256
Deferred income taxes - net		479	285	294
Goodwill		303	1,272	303
Other assets		713	805	995
Total assets		$39,764	$36,713	$34,508

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings		$637	$—	$722
Current maturities of long-term debt		574	1,117	1,110
Current operating lease liabilities		499	—	—
Accounts payable		8,822	9,283	8,279
Accrued compensation and employee benefits		779	806	662
Deferred revenue		1,222	1,356	1,299
Other current liabilities		2,530	2,507	2,425
Total current liabilities		15,063	15,069	14,497
Long-term debt, excluding current maturities		16,635	14,460	14,391
Noncurrent operating lease liabilities		3,942	—	—
Deferred revenue - extended protection plans		875	827	827
Other liabilities		791	963	1,149
Total liabilities		37,306	31,319	30,864

Shareholders' equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $0.50 par value;
Shares issued and outstanding
November 1, 2019	768
November 2, 2018	806
February 1, 2019	801	384	403	401
Capital in excess of par value		—	—	—
Retained earnings		2,238	5,156	3,452
Accumulated other comprehensive loss		(164)	(165)	(209)
Total shareholders' equity		2,458	5,394	3,644
Total liabilities and shareholders' equity		$39,764	$36,713	$34,508

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	November 1, 2019	November 2, 2018
Cash flows from operating activities:
Net earnings	$3,771	$3,138
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,029	1,206
Noncash lease expense	341	—
Deferred income taxes	(88)	(139)
Loss on property and other assets - net	93	400
Loss on cost method and equity method investments	12	6
Share-based payment expense	75	79
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,129)	(1,030)
Other operating assets	(108)	(94)
Accounts payable	523	2,708
Other operating liabilities	(408)	524
Net cash provided by operating activities	4,111	6,798

Cash flows from investing activities:
Purchases of investments	(563)	(1,298)
Proceeds from sale/maturity of investments	556	1,309
Capital expenditures	(927)	(846)
Proceeds from sale of property and other long-term assets	71	50
Other - net	—	(3)
Net cash used in investing activities	(863)	(788)

Cash flows from financing activities:
Net change in short-term borrowings	(85)	(1,137)
Net proceeds from issuance of long-term debt	2,972	—
Repayment of long-term debt	(1,092)	(288)
Proceeds from issuance of common stock under share-based payment plans	78	73
Cash dividend payments	(1,195)	(1,068)
Repurchase of common stock	(3,649)	(2,498)
Other - net	(7)	(3)
Net cash used in financing activities	(2,978)	(4,921)

Effect of exchange rate changes on cash	1	(9)

Net increase in cash and cash equivalents, including cash classified within current assets held for sale	271	1,080
Less: Net decrease in cash classified within current assets held for sale	12	—
Net increase in cash and cash equivalents	283	1,080
Cash and cash equivalents, beginning of period	511	588
Cash and cash equivalents, end of period	$794	$1,668

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the Company has presented the non-GAAP financial measure of adjusted earnings per share to exclude the impact of certain discrete items, as further described below, not contemplated in Lowe’s original Business Outlook for 2019 to assist the user in understanding performance relative to that Business Outlook.

In addition, in the Business Outlook for fiscal 2019, the Company has provided a comparison to the non-GAAP financial measure of adjusted operating margin for fiscal 2018, which excludes the impact of certain discrete items, as further described below, not contemplated in Lowe's original Business Outlook for 2018, to assist the user in further understanding the Company's forecasted performance for fiscal 2019 in comparison to fiscal 2018.

The Company believes these non-GAAP financial measures provide useful insight for analysts and investors in evaluating the company’s operational performance.

Fiscal 2019 Impacts
For fiscal 2019, the Company has recognized, or expects to recognize, financial impacts from the following discrete items, not contemplated in the Company’s original Business Outlook for 2019:

•
Prior to the beginning of fiscal 2019, the Company announced its intention to exit its Mexico retail operations and had planned to sell the operating business. However, in the first quarter of 2019, after an extensive market evaluation, the decision was made to instead sell the assets of the business. That decision resulted in a tax benefit in the first quarter. During the first six months of fiscal 2019, the Company recognized pre-tax operating losses associated with the exit and ongoing wind-down of Mexico retail operations of $27 million, which were offset by $83 million of tax benefit. For the third quarter, pre-tax operating losses for the Mexico retail operations were insignificant (Mexico adjustments).

•
During the third quarter of fiscal 2019, the Company began a strategic review of its Canadian operations, and as a result, recognized pre-tax charges of $53 million associated with long-lived asset impairment. In addition, the Company announced on November 20, 2019, additional actions to improve future performance and profitability of its Canadian operations. As a result of these actions, in the fourth quarter of 2019, the Company expects additional pre-tax operating costs and charges of $175 to $225 million consisting of inventory liquidation, accelerated depreciation and amortization, severance, and other costs, as well as associated potential impacts to the Company’s income tax expense (2019 Canada restructuring).

Fiscal 2018 Impacts
During fiscal 2018, the Company recognized financial impacts from the following discrete items, not contemplated in the Company's original Business Outlook for 2018:

•	During the fourth quarter of fiscal 2018, the Company recorded $952 million of goodwill impairment associated with its Canadian operations (Canadian goodwill impairment);

•
On August 17, 2018, the Company committed to exit its Orchard Supply Hardware operations. As a result, the Company recognized pre-tax charges of $230 million during the second quarter of fiscal 2018 associated with long-lived asset impairments and discontinued projects. During the third quarter of fiscal 2018, the Company recognized pre-tax charges of $123 million associated with accelerated depreciation and amortization, severance and lease obligations. During the fourth quarter of fiscal 2018, the Company recognized additional pre-tax charges of $208 million primarily related to lease obligations. Total pre-tax charges for fiscal year 2018 were $561 million (Orchard Supply Hardware charges);

•
On October 31, 2018, the Company committed to close 20 under-performing stores across the U.S. and 31 locations in Canada, including 27 under-performing stores. As a result, the Company recognized pre-tax charges of $121 million during the third quarter of fiscal 2018 associated with long-lived asset impairment and severance obligations. During the fourth quarter of fiscal 2018, the company recognized additional pre-tax charges of $150 million, primarily associated with severance and lease obligation costs, as well as accelerated depreciation. Total pre-tax charges for fiscal year 2018 were $271 million (U.S. and Canada store closure charges);

•
On November 20, 2018, the Company announced its plans to exit retail operations in Mexico and is exploring strategic alternatives. During the third quarter, $22 million of long-lived asset impairment was recognized on certain assets in Mexico as a result of the strategic evaluation. During the fourth quarter, an additional $222 million of impairment was recognized. Total charges for fiscal year 2018 were $244 million (Mexico impairment charges);

•
During the third quarter of fiscal 2018, the Company identified certain non-core activities within its U.S. home improvement business to exit, including Alacrity Renovation Services and Iris Smart Home. As a result, during the third quarter of 2018, the company recognized pre-tax charges of $14 million associated with long-lived asset impairment and inventory write-down. During the fourth quarter of fiscal 2018, the Company recognized additional pre-tax charges of $32 million. Total pre-tax charges for fiscal year 2018 were $46 million (Non-core activities charges), and;

•
During the fourth quarter of fiscal 2018, the Company recorded pre-tax charges of $13 million, associated with severance costs due to the elimination of the Project Specialists Interiors position (Project Specialists Interiors charge).

Adjusted diluted earnings per share and adjusted operating margin should not be considered an alternative to, or more meaningful indicator of, the company’s diluted earnings per share or operating margin as prepared in accordance with GAAP. The Company’s methods of determining these non-GAAP financial measures may differ from the method used by other companies for this or similar non-GAAP financial measures. Accordingly, these non-GAAP measures may not be comparable to the measures used by other companies.

Detailed reconciliations between the Company’s GAAP and non-GAAP financial results are shown below and available on the Company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	November 1, 2019			November 2, 2019
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$1.36			$0.78
Non-GAAP adjustments - per share impacts
2019 Canada restructuring	0.07	(0.02)	0.05	—	—	—
Orchard Supply Hardware charges	—	—	—	0.15	(0.03)	0.12
U.S. & Canada closing charges	—	—	—	0.15	(0.04)	0.11
Mexico impairment charges	—	—	—	0.02	—	0.02
Non-core activities charges	—	—	—	0.02	(0.01)	0.01
Adjusted diluted earnings per share			$1.41			$1.04

	Fiscal 2019 Lowe’s Business Outlook
	Low End of Guidance Range			High End of Guidance Range
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Forecasted diluted earnings per share			$5.35			$5.47
Non-GAAP adjustments - per share impacts
2019 Canada restructuring	0.36	(0.01)	0.35	0.30	0.00	0.30
Mexico adjustments	0.03	(0.10)	(0.07)	0.03	(0.10)	(0.07)
Forecasted adjusted diluted earnings per share			$5.63			$5.70

Year Ended
(Audited)
(in millions, except operating margin)	February 1, 2019
Operating income, as reported	$4,018
Non-GAAP adjustments
Canadian goodwill impairment	952
Orchard Supply Hardware charges	561
U.S. and Canada store closure charges	271
Mexico impairment charges	244
Non-core activities charges	46
Project Specialists Interiors charge	13
Adjusted operating income	$6,105
Adjusted operating margin	8.56%